Exhibit 99.1

         Provident Financial Group, Inc. Announces Final Exchange Ratio for Acquisition of Fidelity Financial of Ohio, Inc.

Cincinnati, November 24, 1999 - Provident Financial Group, Inc. (Nasdaq: PFGI) today announced that the final regulatory approval required to consummate the previously announced acquisition of Fidelity Financial of Ohio, Inc. (Nasdaq:
FFOH) was granted on November 17, 1999.

Under the terms of the acquisition agreement, at closing each outstanding common share of Fidelity Financial will convert into 0.4939 shares of Provident common stock. The conversion ratio is equal to $21.00 divided by Provident's average closing share price over the 10-day trading period ending on November 17, 1999.

The Fidelity Financial shareholder meeting to consider the terms of the acquisition is scheduled for December 15, 1999. The transaction is expected to close early in the first quarter of 2000.

About Provident Financial Group, Inc.

Provident Financial Group, Inc., a Cincinnati-based commercial banking and financial services company with $9.0 billion in on-balance sheet assets and $14.3 billion in managed assets, provides full-service national and regional commercial and retail banking operations through The Provident Bank and the Provident Bank of Florida. Additional company information is available at http://www.provident-financial.com.

About Fidelity Financial of Ohio, Inc.

Fidelity Financial of Ohio, Inc. operates 15 full-service banking offices in Hamilton and Butler counties in southwestern Ohio through its subsidiary Centennial Bank. Centennial offers a variety of commercial lending and business checking products as well as mortgage and consumer loan products.

For further information, please contact:

Provident Financial Group, Inc.
Christopher J. Carey
Executive Vice President & Chief Financial Officer
513-639-4644 / 800-851-9521
e-mail:  InvestorRelations@provident-financial.com

Fidelity Financial of Ohio, Inc.
Paul D. Staubach
Senior Vice President & Chief Financial Officer or
Gregory P. Niesen
Senior Vice President & Treasurer
513-922-5959